JOINT FILING AGREEMENT


            AGREEMENT, dated as of June 10, 1996, by and among the parties identified on the signature pages hereto.

            WHEREAS, Chartwell Leisure Associates L. P. II, a Delaware limited partnership ("Chartwell L.P."), and Chartwell Leisure Corp. II, a Delaware corporation ("Chartwell Corp."), beneficially own shares of common stock, $.01 par value per share ("Common Stock"), of National Lodging Corp., a Delaware corporation; and

            WHEREAS, Chartwell L.P. and Chartwell Corp. may be deemed to have formed a "group" with FSNL LLC, a Connecticut limited liability company, and The Saidye Rosner Bronfman Ruby Trust, a Connecticut trust, with respect to the beneficial ownership of Common Stock for purposes of Rule 13d-5 and Schedule 13D promulgated by the Securities and Exchange Commission;

            NOW, THEREFORE, the parties hereto agree as follows:

            1. The parties hereto do hereby agree to jointly prepare and file with the Securities and Exchange Commission (the "Commission") a single statement containing the information required by Schedule 13D with respect to their respective interests in the Common Stock (the "Schedule 13D") and, furthermore, they agree to jointly prepare and file with the Commission any amendments to the Schedule 13D.

            2. Each party hereto shall be responsible for the timely filing of the Schedule 13D and any necessary amendments thereto, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other party contained therein, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

            3. This Agreement shall continue unless terminated by any party hereto.

            4. Richard L. Fisher (with copies to John N. Turitzin, Esq. of Battle Fowler LLP and Kenneth N. Musen, Esq. of Bergman, Horowitz & Reynolds, P.C.) shall be designated as the person authorized to receive notices and communications with respect to the Schedule 13D and any amendments thereto.

            5. This Agreement may be executed in counterparts, each of which taken together shall constitute one and the same instrument.

            6. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to such State's conflicts of laws principles.

C/M:  08743.0313 373166.2

                   SIGNATURE PAGE TO JOINT FILING AGREEMENT

            IN WITNESS WHEREOF, the undersigned have executed this Agreement in one or more counterparts as of the date first above written.


CHARTWELL LEISURE ASSOCIATES L.P. II

By: Chartwell Leisure Corp. II, as
      general partner


By:   /s/ Richard L. Fisher
      Name: Richard L. Fisher
      Title: President


CHARTWELL LEISURE CORP. II


By:   /s/ Richard L. Fisher
      Name: Richard L. Fisher
      Title: President


FSNL LLC


By:   /s/ Leonard M. Nelson
      Name: Leonard M. Nelson
      Title:   Manager


THE SAIDYE ROSNER BRONFMAN RUBY TRUST

By:   /s/ Leonard M. Nelson
      Name: Leonard M. Nelson
      Title:  Trustee



C/M:  08743.0313 373166.2
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